Filed Under Rule 424(b)(3), Registration Statement No. 333-100527
Pricing Supplement Number 26 Dated 06/09/2003
(To: Prospectus Dated November 21, 2002, as supplemented by Prospectus Supplement Dated November 22, 2002)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RFQ4	$15,316,000.00	100%	1.000%	$15,162,840.00	2.750%	QUARTERLY	06/15/2008	09/15/2003	$7.10	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RFR2	$39,711,000.00	100%	1.500%	$39,115,335.00	4.150%	SEMI-ANNUAL	06/15/2013	12/15/2003	$21.10	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Non-Callable.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RFS0	$22,749,000.00	100%	1.750%	$22,350,892.50	4.300%	MONTHLY	06/15/2015	07/15/2003	$3.94	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2004 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2004 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RFT8	$12,097,000.00	100%	2.000%	$11,855,060.00	4.650%	MONTHLY	06/15/2018	07/15/2003	$4.26	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2007 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2007 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking	Moody's Rating	S & P Rating
36966RFU5	$65,693,000.00	100%	2.500%	$64,050,675.00	5.125%	SEMI-ANNUAL	06/15/2028	12/15/2003	$26.05	YES	Senior Unsecured Notes	Aaa	AAA
Redemption Information: Callable at 100.000% on 06/15/2008 and every coupon date thereafter..

The GE Capital Corporation Internotes will be subject to redemption at the option of GE Capital Corporation, in whole on the Interest Payment Date occurring any time on or after 06/15/2008 at a redemption price equal to 100% of the principal amount of the GE Capital Corporation InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the Noteholder and the Trustee, as described in the Prospectus.

GE Capital Corporation	Trade Date: June 09, 2003 @12:00 PM ET
Settle Date: June 12, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0262 via BNY Clearing Services, LLC

Agents: Banc of America Securities LLC, Incapital LLC, A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services, Inc., Wachovia Securities

* GE CAPITAL is the registered trademark of the General Electric Company.

InterNotes® is the trade mark of INCAPITAL, LLC. All rights reserved.

GE Capital Corporation $20,000,000,000.00 GE Capital* InterNotes Prospectus Supplement Dated 22-Nov-02